EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of our reports dated February 24, 2017, relating to the consolidated financial statements and financial statement schedule of Scripps Networks Interactive, Inc. and subsidiaries, and the effectiveness of Scripps Networks Interactive, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Scripps Networks Interactive, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 13, 2017